Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 (Amendment No. 1) of BV Financial, Inc. for the registration of common stock, of our report dated March 13, 2023, with respect to the consolidated financial statements of BV Financial, Inc. as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, which appears in this registration statement. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Richmond, Virginia

April 24, 2023